Exhibit 10.42

AGREEMENT

THIS AGREEMENT is entered into on and as of February 10, 2010 (the “Effective Date”), by and among Mallinckrodt Inc., a Covidien company (“Mallinckrodt”), ALZA Corporation (“ALZA”) and Neuromed Pharmaceuticals Ltd., a wholly owned subsidiary of CombinatoRx, Incorporated (“Neuromed”).

WHEREAS, on July 20, 2004, ALZA was granted the right to reference data contained in New Drug Application Nos. 019034, 019891 and 019892 (the “Right of Reference”) memorialized by two letters submitted by Abbott Laboratories (“Abbott”) to the United States Food and Drug Administration (“FDA”) in support of ALZA’s pending New Drug Application No. 21217 (the “Exalgo NDA”) for an extended release hydromorphone product (“Product”), which letters were submitted in connection with an agreement between Abbott and ALZA entered into on May 27, 2004, terminating the joint development and commercialization of the Product by Abbott and ALZA and granting ALZA full rights to the Product,

WHEREAS, on April 20, 2007, ALZA and Neuromed entered into the OROS® Development and Commercialization Agreement (“ALZA/Neuromed Agreement”), pursuant to which ALZA transferred ownership of the Exalgo NDA to Neuromed,

WHEREAS, on June 11, 2009, Mallinckrodt and Neuromed entered into an Asset Purchase Agreement (“Mallinckrodt/Neuromed Agreement”), pursuant to which Mallinckrodt acquired the full commercial rights to the Exalgo NDA and also pursuant to which Mallinckrodt will receive full legal title and ownership to the Exalgo NDA upon the approval by FDA of one or more strengths of the Product,

WHEREAS, the ALZA/Neuromed Agreement and the Mallinckrodt/Neuromed Agreement collectively will be referred to herein as the “Prior Agreements,”

WHEREAS, based on interactions with the FDA by Neuromed and Mallinckrodt, Neuromed and Mallinckrodt believe that it is more likely that the Exalgo NDA with the Right of Reference would be approvable by the FDA if legal title to the Exalgo NDA was transferred back to ALZA by Neuromed, and

NOW THEREFORE, the parties, intending to be legally bound hereby and for good and valuable consideration, the sufficiency of which is acknowledged by all parties, hereby agree as follows:

1. Transfer of Exalgo NDA from Neuromed to ALZA. On and as of the Effective Date hereof, Neuromed hereby agrees that it will transfer to ALZA legal title to the Exalgo NDA. Neuromed will, at its sole cost and expense, prepare, for ALZA’s review and approval, all documentation necessary and required by applicable law and regulation to inform FDA of the occurrence of such transfer. ALZA will execute a Form 356h acknowledging the transfer of legal title to the Exalgo NDA from Neuromed to ALZA. ALZA will have no other obligations with respect to such transfer.

2. No Diminution of Beneficial Interest. Notwithstanding the provisions of Section 1 set forth above, it is understood by the parties that Neuromed’s and Mallinckrodt’s beneficial interest in the Exalgo NDA and the Product as set forth in the Prior Agreements shall be unaffected in any manner by the transfer to ALZA of legal title to the Exalgo NDA as contemplated pursuant to Section 1 above.

3. Transfer of Exalgo NDA from ALZA to Neuromed. Within 5 business days of the earlier of (i) ALZA’s written request that the transfer be effectuated, (ii) the date of the approval by the FDA of the Exalgo NDA as to one or more dosage strengths of the Product and prior to the first commercial sale of Product or, (iii) June 30, 2010, the parties agree that ALZA will transfer the Exalgo NDA to Neuromed or to Mallinckrodt, as Neuromed shall direct, and Neuromed or Mallinckrodt, as appropriate, will accept the Exalgo NDA. Neuromed will, at its sole cost and expense, prepare, for ALZA’s review and approval, all documentation necessary and required by applicable law and regulation to inform FDA of the occurrence of such transfer.

4. Obligations while ALZA Holds the NDA for Exalgo. ALZA will designate Premier Research as the US Agent for the Exalgo NDA. Neuromed will be responsible for identifying all agreements, promises and conditions required by the Exalgo NDA holder and for performing all of the obligations thereunder. Neuromed will be responsible, at its sole cost and expense, for ensuring that Premier Research and Neuromed fully comply with all applicable laws and regulations and the Exalgo NDA in performing their obligations under this Agreement. Premier Research will concurrently provide ALZA with copies of any and all written or oral correspondence to and from the FDA concerning the Exalgo NDA and will not submit any documentation to the FDA without ALZA’s prior review and approval, which approval shall not unreasonably be withheld or delayed. Further, at ALZA’s request, Premier and Neuromed will permit ALZA representatives to participate in FDA meetings.

5. Consideration; No Enlargement of Rights. Neuromed, Mallinckrodt and ALZA acknowledge that they agree to take the actions specified in the immediately preceding sections hereof in consideration of the financial interests they have in the Product upon approval of the Exalgo NDA with respect to one or more strengths of the Product. However, the transfers and other actions contemplated herein shall not be interpreted in any manner as enlarging the rights of the parties under any Prior Agreements and shall not be interpreted to grant to any party any right to payments, royalties or other compensation or any other beneficial interest not explicitly granted to any of them by the provisions of any one or more such Prior Agreements. No party hereto shall be entitled to any payment or other consideration (except for any consideration it is already entitled to under any one or more of the Prior Agreements) in consideration for its performance of the terms hereof; except that, Mallinckrodt shall pay ALZA for any documented cost and expenses it reasonably incurs in the performance of its obligations hereunder. During such periods of time as ALZA holds the legal title to the Exalgo NDA, ALZA shall (i) hold the Exalgo NDA solely for the benefit of Neuromed and/or Mallinckrodt, (ii) except as specified in the immediately succeeding sentence, keep the Exalgo NDA free of all liens, charges and encumbrances of any kind whatsoever and (iii) not transfer the Exalgo NDA or take any other action with respect to the Exalgo NDA except as provided for herein. Furthermore, ALZA consents to the filing of appropriate liens by Neuromed and/or Mallinckrodt to protect their respective interests in the Exalgo NDA, and ALZA agrees to cooperate with the filing of any such liens, including the execution of any and all appropriate documents relative to the creation and acknowledgement of such liens.

6. Representations and Warranties. As of the Effective Date, Neuromed and Mallinckrodt each represents and warrants to ALZA as follows:

(a) it is a corporation or entity duly organized and validly existing under the laws of the state or other jurisdiction of its incorporation or formation;

(b) the execution, delivery and performance of this Agreement by such party has been duly authorized by all requisite corporate action;

(c) it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

(d) there are no outstanding regulatory compliance issues associated with the Exalgo NDA, such as unresolved inspectional observations of any kind;

(e) neither Neuromed nor Mallinckrodt nor any of their officers, employee or agents has made an untrue statement of a material fact or fraudulent statement to the FDA or failed to disclose a material fact required to be disclosed to the FDA regarding the Exalgo NDA;

(f) there is no litigation threatened, pending or existing against Neuromed or Mallinckrodt or any of their affiliates related to the Exalgo NDA;

(g) it did not and will not use in any capacity the services of any person debarred under Section 306 of the Federal Food, Drug and Cosmetic Act in connection with the Exalgo NDA; and

(h) it has provided to ALZA a complete copy of the Exalgo NDA.

7.	Covenants. During this Agreement, Neuromed and Mallinckrodt will each

(a) comply with all applicable laws, rules and regulations applicable to the performance of its obligations hereunder and with respect to any activities related to the Exalgo NDA, including compliance with any requirements of the Exalgo NDA; and

(b) provide ALZA with copies of all correspondence and communication with the FDA regarding or related to the Exalgo NDA.

8. Indemnification

Neuromed and Mallinckrodt each will indemnify, defend and hold harmless ALZA, its affiliates, their respective successors and assigns, and their respective employees,

officers and directors (each an “ALZA Indemnified Party”) from and against any and all liabilities, damages, costs, expenses or money judgments (including reasonable attorneys’ fees) incurred by or rendered against an ALZA Indemnified Party based upon third party claims, demands, suits, actions or proceedings to the extent arising out of or related to (i) the transfer of the Exalgo NDA to ALZA, (ii) the transfer of the Exalgo NDA from ALZA to Neuromed or Mallinckrodt pursuant to this Agreement, (iii) ALZA holding the Exalgo NDA pursuant to this Agreement, (iv) the negligence or willful misconduct of Neuromed or Mallinckrodt, or (v) the breach of this Agreement or any of the representations, warranties or covenants of this Agreement by Neuromed or Mallinckrodt. ALZA will give the other parties prompt notice in writing of any claim or demand made against in ALZA Indemnified Party for which ALZA may be entitled to indemnity hereunder.

9. Term and Termination. This Agreement will commence on the Effective Date and will remain in full force and effect until the Exalgo NDA is transferred from ALZA to Neuromed or Mallinckrodt pursuant to Section 3. This Agreement, until its expiration or termination in accordance with the immediately preceding sentence, shall not otherwise be revocable or terminable by any party hereto for any reason. The provisions of Section 6, 7, 8, 9 and 10 will remain in full force and effect and survive the expiration or termination of this Agreement.

10. Miscellaneous.

(a) All notices and other communications hereunder shall be in writing and shall be deemed given (i) when personally delivered, by confirmed facsimile transmission (with hard copy to follow promptly) or sent by reputable express courier or (ii) two (2) days following mailing by registered or certified mail postage prepaid and return receipt requested. Unless another address is specified in writing, notices, demands and communications to Neuromed, ALZA and Mallinckrodt shall be sent to the addresses indicated below:

If to Neuromed to:

Neuromed Pharmaceuticals Ltd.

c/o CombinatoRx, Incorporated

245 First Street, Third Floor

Cambridge, MA 02142

Attention: Mark Corrigan

President and Chief Executive Officer

Facsimile No.: (617) 301-7460

with a copy to:

CombinatoRx, Incorporated

245 First Street, Third Floor

Cambridge, MA 02142

Attention: Jason F. Cole

Senior Vice President and General Counsel

Facsimile No.: (617) 301-7460

If to Mallinckrodt, to:

Mallinckrodt Inc.

675 McDonnell Blvd.

Hazelwood, MO 63042

Attention: Charles Bramlage

President, Pharmaceutical/Imaging

Facsimile No.: (314) 654-6020

with a copy to (which shall not constitute notice) to:

Mallinckrodt Inc.

675 McDonnell Blvd.

Hazelwood, MO 63042

Attention: C. Stephen Kriegh

Vice President, Legal

Facsimile No.: (314) 654-7181

If to ALZA to:

ALZA Corporation

700 Eubanks Drive

Vacaville, CA 95688

Attention: Francesco Pannone

President ALZA Corporation and General Manager,

GPSG, a unit of ALZA Corporation

Facsimile No.: (707) 453-6430

with a copy to:

Johnson & Johnson, Law Department

One Johnson & Johnson Plaza

New Brunswick, NJ 08933

Attention: ALZA Board Attorney

Facsimile No.: (732) 524-2788

(b) This Agreement will be construed in accordance with, and governed in all respects by, the laws of the State of New York, without giving effect to principles of conflicts of laws that would result in the application of the laws of a different jurisdiction.

(c) This Agreement may be amended, modified or supplemented only by written agreement of Neuromed, ALZA and Mallinckrodt.

(d) Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to this Agreement upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy of such non-defaulting party or parties, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or a waiver or acquiescence with respect to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party to this Agreement, shall be cumulative and not alternative.

(e) This Agreement shall not be assignable by any party to any third party without the prior written consent of the other parties. Any assignment of this Agreement in contravention of this subsection (e) shall be null and void.

(f) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(g) This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which, when executed and delivered, shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The headings set forth in this Agreement are for convenience only and shall not be considered in construing the meaning of any provisions hereof.

(h) The parties will, subject to any restrictions and limitations set forth herein, take such additional actions or refrain from taking any particular actions as may be reasonably necessary to effect the intent of the parties and to ensure performance of all of the obligations specified herein.

(i) This Agreement sets forth the entire understanding of the parties with respect to its subject matter, subject only to references herein to Prior Agreements, and to that extent supersedes any and all previous agreements, understandings or negotiations.

The parties to this Agreement have caused this Agreement to be executed and delivered by their authorized representatives as of the Effective Date.

NEUROMED PHARMACEUTICALS LTD.		MALLINCKRODT INC.

By:	/s/ M. Corrigan	By:	/s/ Timothy R. Wright

Name:	M. Corrigan	Name:	Timothy R. Wright

Title:	CEO	Title:	President of Covidien Pharmaceuticals

ALZA CORPORATION

By:	/s/ Francesco Pannone

Name:	Francesco Pannone

Title:	President of Alza Corporation